UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2006

FEDERAL HOME LOAN BANK OF CHICAGO

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 East Wacker Drive

Chicago, Illinois 60601

(Address of principal executive offices, including zip code)

(312) 565-5700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 14, 2006, the Federal Home Loan Bank of Chicago (the "Bank") amended its Management Incentive Compensation Plan. The discretionary award component of the plan criteria was revised so that an aggregate discretionary pool amount will be set annually and approved by the Personnel & Compensation Committee. The Bank also eliminated the deferral component of the award whereby 40% of the award was deferred over a two year period. Awards beginning with the 2006 plan year will be paid entirely in cash. Deferred awards from prior plan years will be fully vested and withdrawable on April 30, 2006.

Item 5.02 Departure of Directors or Principal Officers, Election of Directors; Appointment of Principal Officers.

(a) On March 17, 2006, the Bank announced the appointment of Matthew R. Feldman as Executive Vice President and Head of Operations Group. Mr. Feldman, age 52, has served as Senior Vice President, Head of Risk Management Group of the Bank since 2004. Mr. Feldman was Senior Vice President-Manager of Operations Analysis of the Bank from 2003 to 2004. Prior to his employment with the Bank, Mr. Feldman was founder and Chief Executive Officer of Learning Insights, Inc., a privately held e-learning company, from 1995 to 2003. There are no familial relationships between Mr. Feldman and any director or executive officer of the Bank. Neither Mr. Feldman nor any member of his immediate family has or has had any material interest in any transaction or proposed transaction with the Bank.

As an executive officer of the Bank, Mr. Feldman is eligible to participate in the Bank's Management Incentive Compensation Plan, Long Term Incentive Compensation Plan, Employee Severance Plan and Benefit Equalization Plan. These plans are described in the Bank's Form 10 Registration Statement filed with the Securities and Exchange Commission on December 14, 2005.

(b) In connection with Mr. Feldman's appointment, the Bank announced that Kenneth Gould would take on the role of Senior Advisor to the Operations Group. Mr. Gould most recently held the position of Executive Vice President, Head of Operations Group.

Signature(s)

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago
By: /s/ Peter E. Gutzmer
Name: Peter E. Gutzmer
Date: March 20, 2006	Title: Executive Vice President, General Counsel and Corporate Secretary

End of Filing